EXHIBIT 99.3

Item 8. Financial Statements and Supplementary Data

HCA HOLDINGS, INC.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining effective internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective, can provide only reasonable assurance with respect to financial statement preparation and presentation.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an assessment of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our assessment under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2010.

Ernst & Young, LLP, the independent registered public accounting firm that audited our consolidated financial statements, has issued a report on our internal control over financial reporting, which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
HCA Holdings, Inc.

We have audited HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). HCA Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, HCA Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of HCA Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2010 and our report dated February 17, 2011 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Nashville, Tennessee
February 17, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
HCA Holdings, Inc.

We have audited the accompanying consolidated balance sheets of HCA Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of HCA Holdings, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 17, 2011, except as to Note 18, as to which the date is March 9, 2011, and except as to Note 14, as to which the date is July 26, 2011

HCA HOLDINGS, INC.
CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(Dollars in millions, except per share amounts)

	2010	2009	2008

Revenues	$30,683	$30,052	$28,374

Salaries and benefits	12,484	11,958	11,440
Supplies	4,961	4,868	4,620
Other operating expenses	5,004	4,724	4,554
Provision for doubtful accounts	2,648	3,276	3,409
Equity in earnings of affiliates	(282)	(246)	(223)
Depreciation and amortization	1,421	1,425	1,416
Interest expense	2,097	1,987	2,021
Losses (gains) on sales of facilities	(4)	15	(97)
Impairments of long-lived assets	123	43	64

	28,452	28,050	27,204

Income before income taxes	2,231	2,002	1,170
Provision for income taxes	658	627	268

Net income	1,573	1,375	902
Net income attributable to noncontrolling interests	366	321	229

Net income attributable to HCA Holdings, Inc.	$1,207	$1,054	$673

Per share data:
Basic earnings per share	$2.83	$2.48	$1.59
Diluted earnings per share	$2.76	$2.44	$1.56
Shares used in earnings per share calculations (in thousands):
Basic	426,424	425,567	423,699
Diluted	437,347	432,227	430,982

The accompanying notes are an integral part of the consolidated financial statements.

HCA HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009
(Dollars in millions)

	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$411	$312
Accounts receivable, less allowance for doubtful accounts of $3,939 and $4,860	3,832	3,692
Inventories	897	802
Deferred income taxes	931	1,192
Other	848	579

	6,919	6,577
Property and equipment, at cost:
Land	1,215	1,202
Buildings	9,438	9,108
Equipment	14,310	13,575
Construction in progress	678	784

	25,641	24,669
Accumulated depreciation	(14,289)	(13,242)

	11,352	11,427

Investments of insurance subsidiary	642	1,166
Investments in and advances to affiliates	869	853
Goodwill	2,693	2,577
Deferred loan costs	374	418
Other	1,003	1,113

	$23,852	$24,131

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,537	$1,460
Accrued salaries	895	849
Other accrued expenses	1,245	1,158
Long-term debt due within one year	592	846

	4,269	4,313

Long-term debt	27,633	24,824
Professional liability risks	995	1,057
Income taxes and other liabilities	1,608	1,768

Equity securities with contingent redemption rights	141	147

Stockholders’ deficit:
Common stock $0.01 par; authorized 1,800,000,000 shares — 2010 and 2009; outstanding 427,458,800 shares — 2010 and 426,341,400 shares — 2009	4	4
Capital in excess of par value	386	223
Accumulated other comprehensive loss	(428)	(450)
Retained deficit	(11,888)	(8,763)

Stockholders’ deficit attributable to HCA Holdings, Inc.	(11,926)	(8,986)
Noncontrolling interests	1,132	1,008

	(10,794)	(7,978)

	$23,852	$24,131

The accompanying notes are an integral part of the consolidated financial statements.

HCA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(Dollars in millions)

	Equity (Deficit) Attributable to HCA Holdings, Inc.
				Accumulated		Equity
	Common Stock		Capital in	Other		Attributable to
	Shares	Par	Excess of	Comprehensive	Retained	Noncontrolling
	(000)	Value	Par Value	Loss	Deficit	Interests	Total

Balances, December 31, 2007	424,291	$4	$109	$(172)	$(10,479)	$938	$(9,600)
Comprehensive income:
Net income					673	229	902
Other comprehensive income:
Change in fair value of investment securities				(44)			(44)
Foreign currency translation adjustments				(62)			(62)
Defined benefit plans				(62)			(62)
Change in fair value of derivative instruments				(264)			(264)

Total comprehensive income				(432)	673	229	470
Share-based benefit plans	834		40				40
Distributions						(178)	(178)
Other			13		(11)	6	8

Balances, December 31, 2008	425,125	4	162	(604)	(9,817)	995	(9,260)
Comprehensive income:
Net income					1,054	321	1,375
Other comprehensive income:
Change in fair value of investment securities				44			44
Foreign currency translation adjustments				25			25
Change in fair value of derivative instruments				85			85

Total comprehensive income				154	1,054	321	1,529
Share-based benefit plans	1,216		47				47
Distributions						(330)	(330)
Other			14			22	36

Balances, December 31, 2009	426,341	4	223	(450)	(8,763)	1,008	(7,978)
Comprehensive income:
Net income					1,207	366	1,573
Other comprehensive income:
Change in fair value of investment securities				(8)			(8)
Foreign currency translation adjustments				(16)			(16)
Defined benefit plans				(37)			(37)
Change in fair value of derivative instruments				83			83

Total comprehensive income				22	1,207	366	1,595
Share-based benefit plans	1,118		43				43
Distributions					(4,332)	(342)	(4,674)
Contributions						57	57
Other			120			43	163

Balances, December 31, 2010	427,459	$4	$386	$(428)	$(11,888)	$1,132	$(10,794)

The accompanying notes are an integral part of the consolidated financial statements.

HCA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(Dollars in millions)

	2010	2009	2008

Cash flows from operating activities:
Net income	$1,573	$1,375	$902
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(2,789)	(3,180)	(3,328)
Inventories and other assets	(287)	(191)	159
Accounts payable and accrued expenses	229	280	(198)
Provision for doubtful accounts	2,648	3,276	3,409
Depreciation and amortization	1,421	1,425	1,416
Income taxes	27	(520)	(448)
Losses (gains) on sales of facilities	(4)	15	(97)
Impairments of long-lived assets	123	43	64
Amortization of deferred loan costs	81	80	79
Share-based compensation	32	40	32
Pay-in-kind interest	—	58	—
Other	31	46	—

Net cash provided by operating activities	3,085	2,747	1,990

Cash flows from investing activities:
Purchase of property and equipment	(1,325)	(1,317)	(1,600)
Acquisition of hospitals and health care entities	(233)	(61)	(85)
Disposal of hospitals and health care entities	37	41	193
Change in investments	472	303	21
Other	10	(1)	4

Net cash used in investing activities	(1,039)	(1,035)	(1,467)

Cash flows from financing activities:
Issuances of long-term debt	2,912	2,979	—
Net change in revolving bank credit facilities	1,889	(1,335)	700
Repayment of long-term debt	(2,268)	(3,103)	(960)
Distributions to noncontrolling interests	(342)	(330)	(178)
Contributions from noncontrolling interests	57	—	—
Payment of debt issuance costs	(50)	(70)	—
Distributions to stockholders	(4,257)	—	—
Income tax benefits	114	—	—
Other	(2)	(6)	(13)

Net cash used in financing activities	(1,947)	(1,865)	(451)

Change in cash and cash equivalents	99	(153)	72
Cash and cash equivalents at beginning of period	312	465	393

Cash and cash equivalents at end of period	$411	$312	$465

Interest payments	$1,994	$1,751	$1,979
Income tax payments, net of refunds	$517	$1,147	$716

The accompanying notes are an integral part of the consolidated financial statements.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	ACCOUNTING POLICIES

Reporting Entity and Corporate Reorganization

On November 17, 2006, HCA Inc. completed its merger (the “Merger”) with Hercules Acquisition Corporation, pursuant to which the Company was acquired by Hercules Holding II, LLC (“Hercules Holding”), a Delaware limited liability company owned by a private investor group comprised of affiliates of, or funds sponsored by, Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each a “Sponsor”), affiliates of Citigroup Inc. and Bank of America Corporation (the “Sponsor Assignees”) and affiliates of HCA founder, Dr. Thomas F. Frist Jr., (the “Frist Entities,” and together with the Sponsors and the Sponsor Assignees, the “Investors”), and by members of management and certain other investors. The Merger, the financing transactions related to the Merger and other related transactions are collectively referred to herein as the “Recapitalization.” The Merger was accounted for as a recapitalization in our financial statements, with no adjustments to the historical basis of our assets and liabilities. As a result of the Recapitalization, our outstanding capital stock is owned by the Investors, certain members of management and key employees. On April 29, 2008, HCA Inc.’s common stock was registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, thus subjecting us to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock is not traded on a national securities exchange.

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”). HCA Holdings, Inc. became the new parent company, and HCA Inc. is now HCA Holdings, Inc.’s wholly-owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of common stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock. HCA Holdings, Inc.’s amended and restated certificate of incorporation, amended and restated bylaws, executive officers and board of directors are the same as HCA Inc.’s in effect immediately prior to the Corporate Reorganization, and the rights, privileges and interests of HCA Inc.’s stockholders remain the same with respect to HCA Holdings, Inc., as the new holding company. Additionally, as a result of the Corporate Reorganization, HCA Holdings, Inc. was deemed the successor registrant to HCA Inc. under the Securities and Exchange Act of 1934, as amended, and shares of HCA Holdings, Inc.’s common stock are deemed registered under Section 12(g) of the Exchange Act.

HCA Holdings, Inc. is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes direct and indirect subsidiaries of HCA Holdings, Inc. and partnerships and joint ventures in which such subsidiaries are partners. At December 31, 2010, these affiliates owned and operated 156 hospitals, 97 freestanding surgery centers and provided extensive outpatient and ancillary services. Affiliates of HCA Holdings, Inc. are also partners in joint ventures that own and operate eight hospitals and nine freestanding surgery centers, which are accounted for using the equity method. HCA Holdings, Inc.’s facilities are located in 20 states and England. The terms “Company,” “HCA,” “we,” “our” or “us,” as used herein and unless otherwise stated or indicated by context, refer to HCA Inc. and its affiliates prior to the Corporate Reorganization and to HCA Holdings, Inc. and its affiliates after the Corporate Reorganization. The term “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

The consolidated financial statements include all subsidiaries and entities controlled by HCA. We generally define “control” as ownership of a majority of the voting interest of an entity. The consolidated

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

financial statements include entities in which we absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Significant intercompany transactions have been eliminated. Investments in entities we do not control, but in which we have a substantial ownership interest and can exercise significant influence, are accounted for using the equity method.

We have completed various acquisitions and joint venture transactions. The accounts of these entities have been included in our consolidated financial statements for periods subsequent to our acquisition of controlling interests. The majority of our expenses are “cost of revenue” items. Costs that could be classified as general and administrative include our corporate office costs, which were $178 million, $164 million and $174 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Revenues

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from the patients and third-party payers. Third-party payers include federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies and employers. Estimates of contractual allowances under managed care health plans are based upon the payment terms specified in the related contractual agreements. Contractual payment terms in managed care agreements are generally based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Revenues related to uninsured patients and copayment and deductible amounts for patients who have health care coverage may have discounts applied (uninsured discounts and contractual discounts). We also record a provision for doubtful accounts (based primarily on historical collection experience) related to these uninsured accounts to record the net self pay accounts receivable at the estimated amounts we expect to collect. Our revenues from our third party payers and the uninsured for the years ended December 31, are summarized in the following table (dollars in millions):

	2010	Ratio	2009	Ratio	2008	Ratio

Medicare	$7,203	23.5%	$6,866	22.8%	$6,550	23.1%
Managed Medicare	2,162	7.0	2,006	6.7	1,696	6.0
Medicaid	1,962	6.4	1,691	5.6	1,408	5.0
Managed Medicaid	1,165	3.8	1,113	3.7	895	3.2
Managed care and other insurers	15,675	51.1	15,324	51.1	14,355	50.5
International (managed care and other insurers)	784	2.6	702	2.3	775	2.7

	28,951	94.4	27,702	92.2	25,679	90.5
Uninsured	1,732	5.6	2,350	7.8	2,695	9.5

Revenues	$30,683	100.0%	$30,052	100.0%	$28,374	100.0%

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility recorded estimates will change by a material amount. Estimated reimbursement amounts are adjusted in subsequent periods as cost reports are prepared and filed and as final settlements are determined (in relation to certain government programs, primarily Medicare, this is generally referred to as the “cost report” filing and settlement process). The adjustments to estimated Medicare and Medicaid reimbursement amounts and disproportionate-share funds, which resulted in net increases to revenues, related primarily to cost reports filed during the respective year were $52 million, $40 million and $32 million in 2010, 2009 and 2008, respectively. The adjustments to

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

estimated reimbursement amounts, which resulted in net increases to revenues, related primarily to cost reports filed during previous years were $50 million, $60 million and $35 million in 2010, 2009 and 2008, respectively.

The Emergency Medical Treatment and Active Labor Act (“EMTALA”) requires any hospital participating in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. Federal and state laws and regulations, including but not limited to EMTALA, require, and our commitment to providing quality patient care encourages, us to provide services to patients who are financially unable to pay for the health care services they receive. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in revenues. Patients treated at hospitals for nonelective care, who have income at or below 200% of the federal poverty level, are eligible for charity care. The federal poverty level is established by the federal government and is based on income and family size. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. In implementing the discount policy, we first attempt to qualify uninsured patients for Medicaid, other federal or state assistance or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied.

The revenue deductions related to uninsured accounts (charity care and uninsured discounts) generally have the inverse impact on the provision for doubtful accounts. To quantify the total impact of and trends related to uninsured accounts, we believe it is beneficial to view charity care, uninsured discounts and the provision for doubtful accounts in combination, rather than each separately. A summary of these amounts for the years ended December 31, follows (dollars in millions):

	2010	Ratio	2009	Ratio	2008	Ratio

Charity care	$2,337	24%	$2,151	26%	$1,747	25%
Uninsured discounts	4,641	48	2,935	35	1,853	26
Provision for doubtful accounts	2,648	28	3,276	39	3,409	49

Total uncompensated care	$9,626	100%	$8,362	100%	$7,009	100%

A summary of the estimated cost of total uncompensated care for the years ended December 31, follows (dollars in millions):

	2010	2009	2008

Gross patient charges	$125,640	$115,682	$102,843
Patient care costs (salaries and benefits, supplies, other operating expenses and depreciation and amortization)	23,870	22,975	22,030

Cost-to-charges ratio	19.0%	19.9%	21.4%

Total uncompensated care	$9,626	$8,362	$7,009
Multiplied by the cost-to-charges ratio	19.0%	19.9%	21.4%

Estimated cost of total uncompensated care	$1,829	$1,664	$1,500

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

The sum of charity care, uninsured discounts and the provision for doubtful accounts, as a percentage of the sum of revenues, uninsured discounts and charity care increased from 21.9% for 2008, to 23.8% for 2009 and to 25.6% for 2010.

The trend of the three components of uncompensated care indicate that our decision to increase our uninsured discounts has resulted in the provision for doubtful accounts declining from 49% of total uncompensated care for 2008 to 28% of total uncompensated care for 2010, and uninsured discounts have increased from 26% of total uncompensated care for 2008 to 48% of total uncompensated care for 2010.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with a maturity of three months or less when purchased. Our insurance subsidiary’s cash equivalent investments in excess of the amounts required to pay estimated professional liability claims during the next twelve months are not included in cash and cash equivalents as these funds are not available for general corporate purposes. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

Our cash management system provides for daily investment of available balances and the funding of outstanding checks when presented for payment. Outstanding, but unpresented, checks totaling $384 million and $392 million at December 31, 2010 and 2009, respectively, have been included in “accounts payable” in the consolidated balance sheets. Upon presentation for payment, these checks are funded through available cash balances or our credit facility.

Accounts Receivable

We receive payments for services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients. We recognize that revenues and receivables from government agencies are significant to our operations, but do not believe there are significant credit risks associated with these government agencies. We do not believe there are any other significant concentrations of revenues from any particular payer that would subject us to any significant credit risks in the collection of our accounts receivable.

Additions to the allowance for doubtful accounts are made by means of the provision for doubtful accounts. Accounts written off as uncollectible are deducted from the allowance for doubtful accounts and subsequent recoveries are added. The amount of the provision for doubtful accounts is based upon management’s assessment of historical and expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage and other collection indicators. The provision for doubtful accounts and the allowance for doubtful accounts relate to “uninsured” amounts (including copayment and deductible amounts from patients who have health care coverage) due directly from patients. Accounts are written off when all reasonable internal and external collection efforts have been performed. We consider the return of an account from the secondary external collection agency to be the culmination of our reasonable collection efforts and the timing basis for writing off the account balance. Writeoffs are based upon specific identification and the writeoff process requires a writeoff adjustment entry to the patient accounting system. Management relies on the results of detailed reviews of historical writeoffs and recoveries at facilities that represent a majority of our revenues and accounts receivable (the “hindsight analysis”) as a primary source of information to utilize in estimating the collectibility of our accounts receivable. We perform the hindsight analysis quarterly, utilizing rolling twelve-months accounts receivable collection and writeoff data. At December 31, 2010 and 2009, the allowance for doubtful accounts represented approximately 93% and 94%, respectively, of the $4.249 billion and $5.176 billion, respectively, patient due accounts receivable balance. The patient due accounts receivable balance represents the estimated uninsured portion of our

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

accounts receivable. The estimated uninsured portion of Medicaid pending and uninsured discount pending accounts is included in our patient due accounts receivable balance. Days revenues in accounts receivable were 46 days, 45 days and 49 days at December 31, 2010, 2009 and 2008, respectively. Adverse changes in general economic conditions, patient accounting service center operations, payer mix or trends in federal or state governmental health care coverage could affect our collection of accounts receivable, cash flows and results of operations.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment and Amortizable Intangibles

Depreciation expense, computed using the straight-line method, was $1.416 billion in 2010, $1.419 billion in 2009 and $1.412 billion in 2008. Buildings and improvements are depreciated over estimated useful lives ranging generally from 10 to 40 years. Estimated useful lives of equipment vary generally from four to 10 years.

Debt issuance costs are amortized based upon the terms of the respective debt obligations. The gross carrying amount of deferred loan costs at December 31, 2010 and 2009 was $712 million and $689 million, respectively, and accumulated amortization was $338 million and $271 million, respectively. Amortization of deferred loan costs is included in interest expense and was $81 million, $80 million and $79 million for 2010, 2009 and 2008, respectively.

When events, circumstances or operating results indicate the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) expected to be held and used, might be impaired, we prepare projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analyses of revenues and cash flows, reviews of recent sales of similar facilities and independent appraisals.

Long-lived assets to be disposed of are reported at the lower of their carrying amounts or fair value less costs to sell or close. The estimates of fair value are usually based upon recent sales of similar assets and market responses based upon discussions with and offers received from potential buyers.

Investments of Insurance Subsidiary

At December 31, 2010 and 2009, the investments of our wholly-owned insurance subsidiary were classified as “available-for-sale” as defined in Accounting Standards Codification (“ASC”) No. 320, Investments — Debt and Equity Securities and are recorded at fair value. The investment securities are held for the purpose of providing the funding source to pay professional liability claims covered by the insurance subsidiary. We perform a quarterly assessment of individual investment securities to determine whether declines in market value are temporary or other-than-temporary. Our investment securities evaluation process involves multiple subjective judgments, often involves estimating the outcome of future events, and requires a significant level of professional judgment in determining whether an impairment has occurred. We evaluate, among other things, the financial position and near term prospects of the issuer, conditions in the issuer’s industry, liquidity of the investment, changes in the amount or timing of expected future cash flows from the investment, and recent downgrades of the issuer by a rating agency, to determine if, and when, a decline in the fair value of an investment below amortized cost is considered other-than-temporary. The length of time and extent to which the fair value of the investment is less than amortized cost and our ability and intent to retain

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

the investment, to allow for any anticipated recovery of the investment’s fair value, are important components of our investment securities evaluation process.

Goodwill

Goodwill is not amortized, but is subject to annual impairment tests. In addition to the annual impairment review, impairment reviews are performed whenever circumstances indicate a possible impairment may exist. Impairment testing for goodwill is done at the reporting unit level. Reporting units are one level below the business segment level, and our impairment testing is performed at the operating division or market level. We compare the fair value of the reporting unit assets to the carrying amount, on at least an annual basis, to determine if there is potential impairment. If the fair value of the reporting unit assets is less than their carrying value, we compare the fair value of the goodwill to its carrying value. If the fair value of the goodwill is less than its carrying value, an impairment loss is recognized. Fair value of goodwill is estimated based upon internal evaluations of the related long-lived assets for each reporting unit that include quantitative analyses of revenues and cash flows and reviews of recent sales of similar facilities. We recognized goodwill impairments of $14 million, $19 million and $48 million during 2010, 2009 and 2008, respectively.

During 2010, goodwill increased by $125 million related to acquisitions, declined by $14 million related to impairments and increased by $5 million related to foreign currency translation and other adjustments. During 2009, goodwill increased by $5 million related to acquisitions, decreased by $19 million related to impairments and increased by $11 million related to foreign currency translation and other adjustments.

Since January 1, 2000, we have recognized total goodwill impairments of $102 million in the aggregate. None of the goodwill impairments related to evaluations of goodwill at the reporting unit level, as all recognized goodwill impairments during this period related to goodwill allocated to asset disposal groups.

Physician Recruiting Agreements

In order to recruit physicians to meet the needs of our hospitals and the communities they serve, we enter into minimum revenue guarantee arrangements to assist the recruited physicians during the period they are relocating and establishing their practices. A guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the stand-ready obligation undertaken in issuing the guarantee. We expense the total estimated guarantee liability amount at the time the physician recruiting agreement becomes effective as we are not able to justify recording a contract-based asset based upon our analysis of the related control, regulatory and legal considerations.

The physician recruiting liability amounts of $15 million and $24 million at December 31, 2010 and 2009, respectively, represent the amount of expense recognized in excess of payments made through December 31, 2010 and 2009, respectively. At December 31, 2010 the maximum amount we could have to pay under all effective minimum revenue guarantees was $48 million.

Professional Liability Claims

Reserves for professional liability risks were $1.262 billion and $1.322 billion at December 31, 2010 and 2009, respectively. The current portion of the reserves, $268 million and $265 million at December 31, 2010 and 2009, respectively, is included in “other accrued expenses” in the consolidated balance sheets. Provisions for losses related to professional liability risks were $222 million, $211 million and $175 million for 2010, 2009 and 2008, respectively, and are included in “other operating expenses” in our consolidated income statements. Provisions for losses related to professional liability risks are based upon actuarially determined estimates. Loss and loss expense reserves represent the estimated ultimate net cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves for unpaid

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

losses and loss expenses are estimated using individual case-basis valuations and actuarial analyses. Those estimates are subject to the effects of trends in loss severity and frequency. The estimates are continually reviewed and adjustments are recorded as experience develops or new information becomes known. Adjustments to the estimated reserve amounts are included in current operating results. The reserves for professional liability risks cover approximately 2,700 and 2,600 individual claims at December 31, 2010 and 2009, respectively, and estimates for unreported potential claims. The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. During 2010 and 2009, $243 million and $272 million, respectively, of net payments were made for professional and general liability claims. The estimation of the timing of payments beyond a year can vary significantly. Although considerable variability is inherent in professional liability reserve estimates, we believe the reserves for losses and loss expenses are adequate; however, there can be no assurance the ultimate liability will not exceed our estimates.

A portion of our professional liability risks is insured through a wholly-owned insurance subsidiary. Subject to a $5 million per occurrence self-insured retention, our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence. The insurance subsidiary has obtained reinsurance for professional liability risks generally above a retention level of $15 million per occurrence. We also maintain professional liability insurance with unrelated commercial carriers for losses in excess of amounts insured by our insurance subsidiary.

The obligations covered by reinsurance contracts are included in the reserves for professional liability risks, as the insurance subsidiary remains liable to the extent the reinsurers do not meet their obligations under the reinsurance contracts. The amounts receivable under the reinsurance contracts include $11 million and $28 million at December 31, 2010 and 2009, respectively, recorded in “other assets” and $3 million and $25 million at December 31, 2010 and 2009, respectively, recorded in “other current assets”.

Financial Instruments

Derivative financial instruments are employed to manage risks, including interest rate and foreign currency exposures, and are not used for trading or speculative purposes. We recognize derivative instruments, such as interest rate swap agreements and foreign exchange contracts, in the consolidated balance sheets at fair value. Changes in the fair value of derivatives are recognized periodically either in earnings or in stockholders’ equity, as a component of other comprehensive income (loss), depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in earnings, along with the changes in the fair value of the hedged items related to the hedged risk. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income (loss), and subsequently reclassified to earnings to offset the impact of the forecasted transactions when they occur. In the event the forecasted transaction to which a cash flow hedge relates is no longer likely, the amount in other comprehensive income (loss) is recognized in earnings and generally the derivative is terminated. Changes in the fair value of derivatives not qualifying as hedges, and for any portion of a hedge that is ineffective, are reported in earnings.

The net interest paid or received on interest rate swaps is recognized as interest expense. Gains and losses resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to interest expense over the remaining term of the debt originally covered by the terminated swap.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 1 —	ACCOUNTING POLICIES (Continued)

Noncontrolling Interests in Consolidated Entities

The consolidated financial statements include all assets, liabilities, revenues and expenses of less than 100% owned entities that we control. Accordingly, we have recorded noncontrolling interests in the earnings and equity of such entities.

Related Party Transactions — Management Agreement

Affiliates of the Investors entered into a management agreement with us pursuant to which such affiliates will provide us with management services. Under the management agreement, the affiliates of the Investors are entitled to receive an aggregate annual management fee of $15 million, which amount increases annually at a rate equal to the percentage increase in Adjusted EBITDA (as defined in the Management Agreement) in the applicable year compared to the preceding year, and reimbursement of out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. The annual management fee was $18 million for 2010 and $15 million for both 2009 and 2008. The management agreement has an initial term expiring on December 31, 2016, provided that the term will be extended annually for one additional year unless we or the Investors provide notice to the other of their desire not to automatically extend the term. In addition, the management agreement provides that the affiliates of the Investors are entitled to receive a fee equal to 1% of the gross transaction value in connection with certain financing, acquisition, disposition, and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the management agreement in the event of an initial public offering or under certain other circumstances. The agreement also contains customary exculpation and indemnification provisions in favor of the Investors and their affiliates.

NOTE 2 —	SHARE-BASED COMPENSATION

Certain management holders of outstanding HCA stock options retained certain of their stock options (the “Rollover Options”) in lieu of receiving the Merger consideration. The Rollover Options remain outstanding in accordance with the terms of the governing stock incentive plans and grant agreements pursuant to which the holder originally received the stock option grants, except the exercise price and number of shares subject to the rollover option agreement were adjusted so that the aggregate intrinsic value for each applicable option holder was maintained and the exercise price for substantially all the options was adjusted to $2.83 per option. Pursuant to the rollover option agreement, 49,408,100 prerecapitalization HCA stock options were converted into 10,294,500 Rollover Options, of which 4,603,500 are outstanding and exercisable at December 31, 2010.

2006 Stock Incentive Plan

The 2006 Stock Incentive Plan for Key Employees of HCA Holdings Inc. and its Affiliates (the “2006 Plan”) is designed to promote the long term financial interests and growth of the Company and its subsidiaries by attracting and retaining management and other personnel and key service providers and to motivate management personnel by means of incentives to achieve long range goals and further the alignment of interests of participants with those of our stockholders through opportunities for increased stock, or stock-based, ownership in the Company. A portion of the options under the 2006 Plan vests solely based upon continued employment over a specific period of time, and a portion of the options vests based both upon continued employment over a specific period of time and upon the achievement of predetermined financial and Investor return targets over time. We granted 964,000 and 8,044,600 options under the 2006 Plan during 2010 and 2009, respectively. As of December 31, 2010, 20,247,500 options granted under the 2006 Plan have vested, of which 19,231,300 are outstanding and exercisable, and there were 1,497,200 shares available for future grants under the 2006 Plan.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 —	SHARE-BASED COMPENSATION (Continued)

Stock Option Activity

The fair value of each stock option award is estimated on the grant date, using option valuation models and the weighted average assumptions indicated in the following table. Awards under the 2006 Plan generally vest based on continued employment and based upon achievement of certain financial and Investor return targets. Each grant is valued as a single award with an expected term equal to the average expected term of the component vesting tranches. We use historical option exercise behavior data and other factors to estimate the expected term of the options. The expected term of the option is limited by the contractual term, and employee post-vesting termination behavior is incorporated in the historical option exercise behavior data. Compensation cost is recognized on the straight-line attribution method. The straight-line attribution method requires that total compensation expense recognized must at least equal the vested portion of the grant-date fair value. The expected volatility is derived using historical stock price information of certain peer group companies for a period of time equal to the expected option term. The risk-free interest rate is the approximate yield on United States Treasury Strips having a life equal to the expected option life on the date of grant. The expected life is an estimate of the number of years an option will be held before it is exercised.

	2010	2009	2008

Risk-free interest rate	2.07%	1.45%	2.50%
Expected volatility	35%	35%	30%
Expected life, in years	5	5	4
Expected dividend yield	—	—	—

Information regarding stock option activity during 2010, 2009 and 2008 is summarized below (share amounts in thousands):

		Weighted	Weighted
		Average	Average	Aggregate
	Stock	Exercise	Remaining	Intrinsic Value
	Options	Price	Contractual Term	(dollars in millions)

Options outstanding, December 31, 2007	50,316	$9.66
Granted	1,610	12.93
Exercised	(2,163)	3.33
Cancelled	(1,857)	11.36

Options outstanding, December 31, 2008	47,906	9.99
Granted	8,045	19.70
Exercised	(2,278)	3.81
Cancelled	(1,756)	11.56

Options outstanding, December 31, 2009	51,917	11.72
Granted	964	15.73
Exercised	(1,726)	4.06
Cancelled	(629)	7.96

Options outstanding, December 31, 2010	50,526	8.58	6.3 years	$736

Options exercisable, December 31, 2010	23,835	$11.35	6.0 years	$281

During 2010, our Board of Directors declared three distributions to the Company’s stockholders and holders of stock options. The distributions totaled $9.43 per share and vested stock option. Pursuant to the terms of our stock option plans, the holders of nonvested stock options received $9.43 per share reductions

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 —	SHARE-BASED COMPENSATION (Continued)

(subject to certain tax related limitations for certain stock options that resulted in deferred distributions for a portion of the declared distribution, which will be paid upon the vesting of the applicable stock options) to the exercise price of the share-based awards.

The weighted average fair values of stock options granted during 2010, 2009 and 2008 were $7.13, $3.54 and $3.11 per share, respectively. The total intrinsic value of stock options exercised in the year ended December 31, 2010 was $32 million. As of December 31, 2010, the unrecognized compensation cost related to nonvested awards was $44 million.

NOTE 3 —	ACQUISITIONS AND DISPOSITIONS

During 2010, we paid $163 million to acquire two hospitals and $70 million to acquire other health care entities. During 2009, we paid $61 million to acquire nonhospital health care entities. During 2008, we paid $18 million to acquire one hospital and $67 million to acquire other health care entities. Purchase price amounts have been allocated to the related assets acquired and liabilities assumed based upon their respective fair values. The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $125 million, $5 million and $43 million in 2010, 2009 and 2008, respectively. The consolidated financial statements include the accounts and operations of the acquired entities subsequent to the respective acquisition dates. The pro forma effects of the acquired entities on our results of operations for periods prior to the respective acquisition dates were not significant.

During 2010, we received proceeds of $37 million and recognized a net pretax gain of $4 million ($2 million after tax) from sales of nonhospital health care entities and real estate investments. During 2009, we received proceeds of $3 million and recognized a net pretax loss of $8 million ($5 million after tax) on the sales of three hospitals. We also received proceeds of $38 million and recognized a net pretax loss of $7 million ($4 million after tax) from sales of other health care entities and real estate investments. During 2008, we received proceeds of $143 million and recognized a net pretax gain of $81 million ($48 million after tax) from the sales of two hospitals. We also received proceeds of $50 million and recognized a net pretax gain of $16 million ($10 million after tax) from sales of other health care entities and real estate investments.

NOTE 4 —	IMPAIRMENTS OF LONG-LIVED ASSETS

During 2010, we recorded pretax charges of $123 million to reduce the carrying value of identified assets to estimated fair value. The $123 million asset impairment includes $57 million related to a hospital facility in our Central Group, $5 million related to other health care entity investments in our National Group, $17 million related to a hospital facility in our Southwest Group and $44 million related to Corporate and other, which includes $35 million for the writeoff of capitalized engineering and design costs related to certain building safety requirements (California earthquake standards) that have been revised. During 2009, we recorded pretax charges of $43 million to reduce the carrying value of identified assets to estimated fair value. The $43 million asset impairment includes $15 million related to certain hospital facilities and other health care entity investments in our Central Group, $16 million related to other health care entity investments in our National Group and $12 million related to certain hospital facilities in our Southwest Group. During 2008, we recorded pretax charges of $64 million to reduce the carrying value of identified assets to estimated fair value. The $64 million asset impairment includes $55 million related to other health care entity investments in our National Group and $9 million related to certain hospital facilities in our Central Group.

The asset impairment charges did not have a significant impact on our operations or cash flows and are not expected to significantly impact cash flows for future periods. The impairment charges affected our property and equipment asset category by $109 million, $24 million and $16 million in 2010, 2009 and 2008, respectively.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	INCOME TAXES

The provision for income taxes consists of the following (dollars in millions):

	2010	2009	2008

Current:
Federal	$401	$809	$699
State	26	75	56
Foreign	33	21	25
Deferred:
Federal	161	(274)	(505)
State	17	(37)	(29)
Foreign	20	33	22

	$658	$627	$268

The provision for income taxes reflects $69 million, $18 million and $20 million ($44 million, $12 million and $12 million net of tax, respectively) reductions in interest related to taxing authority examinations for the years ended December 31, 2010, 2009 and 2008, respectively.

A reconciliation of the federal statutory rate to the effective income tax rate follows:

	2010	2009	2008

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.7	3.2	3.7
Change in liability for uncertain tax positions	0.3	(0.2)	(7.4)
Nondeductible intangible assets	—	0.4	0.4
Tax exempt interest income	(0.4)	(0.8)	(2.5)
Income attributable to noncontrolling interests from consolidated partnerships	(5.8)	(6.0)	(5.6)
Other items, net	(2.3)	(0.3)	(0.7)

Effective income tax rate	29.5%	31.3%	22.9%

As a result of a settlement reached with the Appeals Division of the Internal Revenue Service (the “IRS”) and the revision of a proposed IRS adjustment related to prior taxable years, we reduced our provision for income taxes by $69 million in 2008.

A summary of the items comprising the deferred tax assets and liabilities at December 31 follows (dollars in millions):

	2010		2009
	Assets	Liabilities	Assets	Liabilities

Depreciation and fixed asset basis differences	$—	$211	$—	$258
Allowances for professional liability and other risks	329	—	288	—
Accounts receivable	1,011	—	1,453	—
Compensation	202	—	190	—
Other	776	400	740	336

	$2,318	$611	$2,671	$594

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	INCOME TAXES (Continued)

At December 31, 2010, state net operating loss carryforwards (expiring in years 2011 through 2030) available to offset future taxable income approximated $65 million. Utilization of net operating loss carryforwards in any one year may be limited and, in certain cases, result in an adjustment to intangible assets. Net deferred tax assets related to such carryforwards are not significant.

At December 31, 2010, we were contesting, before the IRS Appeals Division, certain claimed deficiencies and adjustments proposed by the IRS Examination Division in connection with its audit of HCA Inc.’s 2005 and 2006 federal income tax returns. The disputed items include the timing of recognition of certain patient service revenues, the deductibility of certain debt retirement costs and our method for calculating the tax allowance for doubtful accounts. In addition, eight taxable periods of HCA Inc. and its predecessors ended in 1997 through 2004, for which the primary remaining issue is the computation of the tax allowance for doubtful accounts, were pending before the IRS Examination Division as of December 31, 2010. The IRS Examination Division began an audit of HCA Inc.’s 2007, 2008 and 2009 federal income tax returns in December 2010.

The following table summarizes the activity related to our unrecognized tax benefits (dollars in millions):

	2010	2009

Balance at January 1	$485	$482
Additions (reductions) based on tax positions related to the current year	(18)	44
Additions for tax positions of prior years	61	11
Reductions for tax positions of prior years	(78)	(33)
Settlements	(134)	(8)
Lapse of applicable statutes of limitations	(3)	(11)

Balance at December 31	$313	$485

During 2010, we finalized settlements with the Appeals Division of the IRS resolving the deductibility of our 2003 government settlement payment, the timing of certain patient service revenues for 2003 and 2004 and the method for calculating the tax allowance for doubtful accounts for certain affiliated partnerships for 2003 and 2004.

Our liability for unrecognized tax benefits was $413 million, including accrued interest of $115 million and excluding $15 million that was recorded as reductions of the related deferred tax assets, as of December 31, 2010 ($628 million, $156 million and $13 million, respectively, as of December 31, 2009). Unrecognized tax benefits of $190 million ($236 million as of December 31, 2009) would affect the effective rate, if recognized. The liability for unrecognized tax benefits does not reflect deferred tax assets of $63 million ($77 million as of December 31, 2009) related to deductible interest and state income taxes or a refundable deposit of $82 million ($104 million as of December 31, 2009), which is recorded in noncurrent assets.

Depending on the resolution of the IRS disputes, the completion of examinations by federal, state or international taxing authorities, or the expiration of statutes of limitation for specific taxing jurisdictions, we believe it is reasonably possible that our liability for unrecognized tax benefits may significantly increase or decrease within the next 12 months. However, we are currently unable to estimate the range of any possible change.

NOTE 6	— EARNINGS PER SHARE

We compute basic earnings per share using the weighted average number of common shares outstanding. We compute diluted earnings per share using the weighted average number of common shares outstanding plus

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6	— EARNINGS PER SHARE (Continued)

the dilutive effect of outstanding stock options, computed using the treasury stock method. The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2010, 2009 and 2008 (dollars in millions, except per share amounts, and shares in thousands):

	2010	2009	2008

Net income attributable to HCA Holdings, Inc.	$1,207	$1,054	$673

Weighted average common shares outstanding	426,424	425,567	423,699
Effect of dilutive stock options	10,923	6,660	7,283

Shares used for diluted earnings per share	437,347	432,227	430,982

Earnings per share:
Basic earnings per share	$2.83	$2.48	$1.59
Diluted earnings per share	$2.76	$2.44	$1.56

NOTE 7 —	INVESTMENTS OF INSURANCE SUBSIDIARY

A summary of the insurance subsidiary’s investments at December 31 follows (dollars in millions):

	2010
		Unrealized
	Amortized	Amounts		Fair
	Cost	Gains	Losses	Value

Debt securities:
States and municipalities	$312	$12	$(1)	$323
Auction rate securities	251	—	(1)	250
Asset-backed securities	26	1	(1)	26
Money market funds	135	—	—	135

	724	13	(3)	734
Equity securities	8	1	(1)	8

	$732	$14	$(4)	742

Amounts classified as current assets				(100)

Investment carrying value				$642

	2009
		Unrealized
	Amortized	Amounts		Fair
	Cost	Gains	Losses	Value

Debt securities:
States and municipalities	$668	$30	$(3)	$695
Auction rate securities	401	—	(5)	396
Asset-backed securities	43	—	(1)	42
Money market funds	176	—	—	176

	1,288	30	(9)	1,309
Equity securities	8	1	(2)	7

	$1,296	$31	$(11)	1,316

Amounts classified as current assets				(150)

Investment carrying value				$1,166

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	INVESTMENTS OF INSURANCE SUBSIDIARY (Continued)

At December 31, 2010 and 2009 the investments of our insurance subsidiary were classified as “available-for-sale.” During 2010, investments in debt securities were reduced as a result of the insurance subsidiary distributing $500 million of excess capital to the Company. Changes in temporary unrealized gains and losses are recorded as adjustments to other comprehensive income (loss). At December 31, 2010 and 2009, $92 million and $100 million, respectively, of our investments were subject to the restrictions included in insurance bond collateralization and assumed reinsurance contracts.

Scheduled maturities of investments in debt securities at December 31, 2010 were as follows (dollars in millions):

	Amortized	Fair
	Cost	Value

Due in one year or less	$148	$148
Due after one year through five years	166	173
Due after five years through ten years	117	120
Due after ten years	16	17

	447	458
Auction rate securities	251	250
Asset-backed securities	26	26

	$724	$734

The average expected maturity of the investments in debt securities at December 31, 2010 was 2.9 years, compared to the average scheduled maturity of 11.4 years. Expected and scheduled maturities may differ because the issuers of certain securities have the right to call, prepay or otherwise redeem such obligations prior to their scheduled maturity date. The average expected maturities for our auction rate and asset-backed securities were derived from valuation models of expected cash flows and involved management’s judgment. The average expected maturities for our auction rate and asset-backed securities at December 31, 2010 were 4.1 years and 5.6 years, respectively, compared to average scheduled maturities of 24.1 years and 25.6 years, respectively.

The cost of securities sold is based on the specific identification method. Sales of securities for the years ended December 31 are summarized below (dollars in millions):

	2010	2009	2008

Debt securities:
Cash proceeds	$329	$141	$23
Gross realized gains	14	—	—
Gross realized losses	1	1	—
Equity securities:
Cash proceeds	$—	$3	$4
Gross realized gains	—	1	2
Gross realized losses	—	—	2

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	FINANCIAL INSTRUMENTS

Interest Rate Swap Agreements

We have entered into interest rate swap agreements to manage our exposure to fluctuations in interest rates. These swap agreements involve the exchange of fixed and variable rate interest payments between two parties based on common notional principal amounts and maturity dates. Pay-fixed interest rate swaps effectively convert LIBOR indexed variable rate obligations to fixed interest rate obligations. Pay-variable interest rate swaps effectively convert fixed interest rate obligations to LIBOR indexed variable rate obligations. The interest payments under these agreements are settled on a net basis. The net interest payments, based on the notional amounts in these agreements, generally match the timing of the related liabilities, for the interest rate swap agreements which have been designated as cash flow hedges. The notional amounts of the swap agreements represent amounts used to calculate the exchange of cash flows and are not our assets or liabilities. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions.

The following table sets forth our interest rate swap agreements, which have been designated as cash flow hedges, at December 31, 2010 (dollars in millions):

	Notional		Fair
	Amount	Maturity Date	Value

Pay-fixed interest rate swaps	$7,100	November 2011	$(277)
Pay-fixed interest rate swaps (starting November 2011)	3,000	December 2016	(114)

Certain of our interest rate swaps are not designated as hedges, and changes in fair value are recognized in results of operations. The following table sets forth our interest rate swap agreements, which were not designated as hedges, at December 31, 2010 (dollars in millions):

	Notional		Fair
	Amount	Maturity Date	Value

Pay-fixed interest rate swap	$500	March 2011	$(3)
Pay-variable interest rate swap	500	March 2011	—
Pay-fixed interest rate swap	900	November 2011	(35)
Pay-variable interest rate swap	900	November 2011	3

During the next 12 months, we estimate $330 million will be reclassified from other comprehensive income (“OCI”) to interest expense.

Cross Currency Swaps

The Company and certain subsidiaries have incurred obligations and entered into various intercompany transactions where such obligations are denominated in currencies, other than the functional currencies of the parties executing the trade. In order to mitigate the currency exposure risks and better match the cash flows of our obligations and intercompany transactions with cash flows from operations, we enter into various cross currency swaps. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions.

Certain of our cross currency swaps are not designated as hedges, and changes in fair value are recognized in results of operations. The following table sets forth our cross currency swap agreement which was not designated as a hedge at December 31, 2010 (amounts in millions):

	Notional		Fair
	Amount	Maturity Date	Value

Euro — United States Dollar Currency Swap	351 Euro	December 2011	$39

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	FINANCIAL INSTRUMENTS (Continued)

Derivatives — Results of Operations

The following tables present the effect of our interest rate and cross currency swaps on our results of operations for the year ended December 31, 2010 (dollars in millions):

		Location of Loss	Amount of Loss
	Amount of Loss (Gain)	Reclassified from	Reclassified from
	Recognized in OCI on	Accumulated OCI	Accumulated OCI
Derivatives in Cash Flow Hedging Relationships	Derivatives, Net of Tax	into Operations	into Operations

Interest rate swaps	$170	Interest expense	$384
Cross currency swaps	(9)	Interest expense	—

	$161		$384

	Location of Loss	Amount of Loss
	Recognized in	Recognized in
	Operations on	Operations on
Derivatives Not Designated as Hedging Instruments	Derivatives	Derivatives

Interest rate swaps	Other operating expenses	$3
Cross currency swap	Other operating expenses	40

Credit-risk-related Contingent Features

We have agreements with each of our derivative counterparties that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness. As of December 31, 2010, we have not been required to post any collateral related to these agreements. If we had breached these provisions at December 31, 2010, we would have been required to settle our obligations under the agreements at their aggregate, estimated termination value of $404 million.

NOTE 9 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements.

ASC 820 emphasizes fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (Continued)

value hierarchy within which the entire fair value measurement falls is based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Cash Traded Investments

Our cash traded investments are generally classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Certain types of cash traded instruments are classified within Level 3 of the fair value hierarchy because they trade infrequently and therefore have little or no price transparency. Such instruments include auction rate securities (“ARS”) and limited partnership investments. The transaction price is initially used as the best estimate of fair value.

Our wholly-owned insurance subsidiary had investments in tax-exempt ARS, which are backed by student loans substantially guaranteed by the federal government, of $250 million ($251 million par value) at December 31, 2010. We do not currently intend to attempt to sell the ARS as the liquidity needs of our insurance subsidiary are expected to be met by other investments in its investment portfolio. These securities continue to accrue and pay interest semi-annually based on the failed auction maximum rate formulas stated in their respective Official Statements. During 2010 and 2009, certain issuers and their broker/dealers redeemed or repurchased $150 million and $172 million, respectively, of our ARS at par value. The valuation of these securities involved management’s judgment, after consideration of market factors and the absence of market transparency, market liquidity and observable inputs. Our valuation models derived a fair market value compared to tax-equivalent yields of other student loan backed variable rate securities of similar credit worthiness and similar effective maturities.

Derivative Financial Instruments

We have entered into interest rate and cross currency swap agreements to manage our exposure to fluctuations in interest rates and foreign currency risks. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

Although we determined the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. We assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and at December 31, 2010 and 2009, we determined the credit valuation adjustments were not significant to the overall valuation of our derivatives.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (Continued)

The following table summarizes our assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, aggregated by the level in the fair value hierarchy within which those measurements fall (dollars in millions):

	December 31, 2010
		Fair Value Measurements Using
		Quoted Prices in
		Active Markets for
		Identical Assets	Significant Other	Significant
		and Liabilities	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments of insurance subsidiary:
Debt securities:
States and municipalities	$323	$—	$323	$—
Auction rate securities	250	—	—	250
Asset-backed securities	26	—	26	—
Money market funds	135	135	—	—

	734	135	349	250
Equity securities	8	2	5	1

Investments of insurance subsidiary	742	137	354	251
Less amounts classified as current assets	(100)	(100)	—	—

	$642	$37	$354	$251

Cross currency swap (Other assets)	$39	$—	$39	$—

Liabilities:
Interest rate swaps (Income taxes and other liabilities)	$426	$—	$426	$—

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (Continued)

	December 31, 2009
		Fair Value Measurements Using
		Quoted Prices in
		Active Markets for
		Identical Assets	Significant Other	Significant
		and Liabilities	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments of insurance subsidiary:
Debt securities:
States and municipalities	$695	$—	$695	$—
Auction rate securities	396	—	—	396
Asset-backed securities	42	—	42	—
Money market funds	176	176	—	—

	1,309	176	737	396
Equity securities	7	2	4	1

Investments of insurance subsidiary	1,316	178	741	397
Less amounts classified as current assets	(150)	(150)	—	—

	$1,166	$28	$741	$397

Cross currency swap (Other assets)	$79	$—	$79	$—

Liabilities:
Interest rate swaps (Income taxes and other liabilities)	$528	$—	$528	$—
Cross currency swaps (Income taxes and other liabilities)	13	—	13	—

The following table summarizes the activity related to the auction rate and equity securities investments of our insurance subsidiary which have fair value measurements based on significant unobservable inputs (Level 3) during the year ended December 31, 2010 (dollars in millions):

Asset balances at December 31, 2009	$397
Unrealized gains included in other comprehensive income	4
Settlements	(150)

Asset balances at December 31, 2010	$251

The estimated fair value of our long-term debt was $28.738 billion and $25.659 billion at December 31, 2010 and 2009, respectively, compared to carrying amounts aggregating $28.225 billion and $25.670 billion, respectively. The estimates of fair value are generally based upon the quoted market prices or quoted market prices for similar issues of long-term debt with the same maturities.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	LONG-TERM DEBT

A summary of long-term debt at December 31, including related interest rates at December 31, 2010, follows (dollars in millions):

	2010	2009

Senior secured asset-based revolving credit facility (effective interest rate of 1.5%)	$1,875	$715
Senior secured revolving credit facility (effective interest rate of 1.8%)	729	—
Senior secured term loan facilities (effective interest rate of 6.9%)	7,530	8,987
Senior secured first lien notes (effective interest rate of 8.4%)	4,075	2,682
Other senior secured debt (effective interest rate of 7.1%)	322	362

First lien debt	14,531	12,746

Senior secured cash-pay notes (effective interest rate of 9.7%)	4,501	4,500
Senior secured toggle notes (effective interest rate of 10.0%)	1,578	1,578

Second lien debt	6,079	6,078

Senior unsecured notes (effective interest rate of 7.1%)	7,615	6,846

Total debt (average life of 6.1 years, rates averaging 7.3%)	28,225	25,670
Less amounts due within one year	592	846

	$27,633	$24,824

Senior Secured Credit Facilities And Other First Lien Debt

In connection with the Recapitalization, we entered into (i) a $2.000 billion senior secured asset-based revolving credit facility with a borrowing base of 85% of eligible accounts receivable, subject to customary reserves and eligibility criteria ($125 million available at December 31, 2010) (the “ABL credit facility”) and (ii) a senior secured credit agreement (the “cash flow credit facility” and, together with the ABL credit facility, the “senior secured credit facilities”), consisting of a $2.000 billion revolving credit facility ($1.189 billion available at December 31, 2010 after giving effect to certain outstanding letters of credit), a $2.750 billion term loan A ($1.618 billion outstanding at December 31, 2010), a $8.800 billion term loan B consisting of a $6.800 billion senior secured term loan B-1 and a $2.000 billion senior secured term loan B-2 ($3.525 billion outstanding under term loan B-1 at December 31, 2010 and $2.000 billion outstanding under term loan B-2 at December 31, 2010) and a €1.000 billion European term loan (€291 million, or $387 million, outstanding at December 31, 2010) under which one of our European subsidiaries is the borrower.

Borrowings under the senior secured credit facilities bear interest at a rate equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the federal funds rate plus 0.50% or (2) the prime rate of Bank of America or (b) a LIBOR rate for the currency of such borrowing for the relevant interest period, plus, in each case, an applicable margin. The applicable margin for borrowings under the senior secured credit facilities may be reduced subject to attaining certain leverage ratios.

The ABL credit facility and the $2.000 billion revolving credit facility portion of the cash flow credit facility expire November 2012. The term loan facilities require quarterly installment payments. The final payment under term loan A is in November 2012. The final payments under term loan B-1 and the European term loan are in November 2013. During April 2010, we entered into an amendment of our senior secured term loan B facility extending the maturity of $2.000 billion of loans outstanding thereunder from November 2013 to March 2017. On November 8, 2010, an amended and restated joinder agreement was entered into with respect to the cash flow credit facility to establish a new replacement revolving credit series, which will

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	LONG-TERM DEBT (Continued)

mature on November 17, 2015. Under the amended and restated joinder agreement, these replacement revolving credit commitments will become effective, subject to certain conditions, upon the earlier of (i) the initial public offering of our common stock and (ii) May 17, 2012. The senior secured credit facilities contain a number of covenants that restrict, subject to certain exceptions, our (and some or all of our subsidiaries’) ability to incur additional indebtedness, repay subordinated indebtedness, create liens on assets, sell assets, make investments, loans or advances, engage in certain transactions with affiliates, pay dividends and distributions, and enter into sale and leaseback transactions. In addition, we are required to satisfy and maintain a maximum total leverage ratio covenant under the cash flow credit facility and, in certain situations under the ABL credit facility, a minimum interest coverage ratio covenant.

During April 2009, we issued $1.500 billion aggregate principal amount of 8 1/2% senior secured first lien notes due 2019 at a price of 96.755% of their face value, resulting in $1.451 billion of gross proceeds. During August 2009, we issued $1.250 billion aggregate principal amount of 7 7/8% senior secured first lien notes due 2020 at a price of 98.254% of their face value, resulting in $1.228 billion of gross proceeds. During March 2010, we issued $1.400 billion aggregate principal amount of 7 1/4% senior secured first lien notes due 2020 at a price of 99.095% of their face value, resulting in $1.387 billion of gross proceeds. After the payment of related fees and expenses, we used the proceeds from these debt issuances to repay outstanding indebtedness under our senior secured term loan facilities.

We use interest rate swap agreements to manage the variable rate exposure of our debt portfolio. At December 31, 2010, we had entered into effective interest rate swap agreements, in a total notional amount of $7.100 billion, in order to hedge a portion of our exposure to variable rate interest payments associated with the senior secured credit facility. The effect of the interest rate swaps is reflected in the effective interest rates for the senior secured credit facilities.

Senior Secured Notes And Other Second Lien Debt

During November 2006, we issued $4.200 billion of senior secured notes (comprised of $1.000 billion of 9 1/8% notes due 2014 and $3.200 billion of 9 1/4% notes due 2016), and $1.500 billion of 9 5/8% cash/10 3/8%  in-kind senior secured toggle notes (which allow us, at our option, to pay interest in-kind during the first five years) due 2016, which are subject to certain standard covenants. We made the interest payment for the interest period ended in May 2009 by paying in-kind ($78 million) instead of paying interest in cash.

During February 2009, we issued $310 million aggregate principal amount of 9 7/8% senior secured second lien notes due 2017 at a price of 96.673% of their face value, resulting in $300 million of gross proceeds. After the payment of related fees and expenses, we used the proceeds to repay outstanding indebtedness under our senior secured term loan facilities.

Senior Unsecured Notes

During November 2010, we issued $1.525 billion aggregate principal amount of 7 3/4% senior unsecured notes due 2021 (the “2021 Notes”) at a price of 100% of their face value, resulting in $1.525 billion of gross proceeds. After the payment of related fees and expenses, we used the proceeds to make a distribution to our stockholders and optionholders.

General Debt Information

The senior secured credit facilities and senior secured notes are fully and unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned material domestic subsidiaries that are “Unrestricted Subsidiaries” under our Indenture (the “1993 Indenture”) dated December 16, 1993 (except for certain special purpose subsidiaries that only guarantee and pledge their assets under our ABL credit facility).

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	LONG-TERM DEBT (Continued)

In addition, borrowings under the European term loan are guaranteed by all material, wholly-owned European subsidiaries.

All obligations under the ABL credit facility, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the receivables of the borrowers and each guarantor under such ABL credit facility (the “Receivables Collateral”).

All obligations under the cash flow credit facility and the guarantees of such obligations are secured, subject to permitted liens and other exceptions, by:

•	a first-priority lien on the capital stock owned by HCA Inc., or by any U.S. guarantor, in each of their respective first-tier subsidiaries;

•	a first-priority lien on substantially all present and future assets of HCA Inc. and of each U.S. guarantor other than (i) “Principal Properties” (as defined in the 1993 Indenture), (ii) certain other real properties and (iii) deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and certain other exceptions; and

•	a second-priority lien on certain of the Receivables Collateral.

Our senior secured first lien notes and the related guarantees are secured by first-priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets, subject to certain exceptions, that secure our cash flow credit facility on a first-priority basis and are secured by second priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets that secure our ABL credit facility on a first priority basis and our other cash flow credit facility on a second-priority basis.

Our second lien debt and the related guarantees are secured by second-priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets, subject to certain exceptions, that secure our cash flow credit facility on a first-priority basis and are secured by third-priority liens, subject to permitted liens, on our and our subsidiary guarantors’ assets that secure our asset-based revolving credit facility on a first priority basis and our other cash flow credit facility on a second-priority basis.

Maturities of long-term debt in years 2012 through 2015 are $4.195 billion, $4.952 billion, $1.681 billion and $1.676 billion, respectively.

NOTE 11 —	CONTINGENCIES

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims or legal and regulatory proceedings could have a material, adverse effect on our results of operations or financial position.

Health care companies are subject to numerous investigations by various governmental agencies. Under the federal false claims act (“FCA”) private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received government inquiries from federal and state agencies and our facilities may receive such inquiries in future periods. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our results of operations or financial position.

We are subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	CONTINGENCIES (Continued)

actions the claimants may seek punitive damages against us which may not be covered by insurance. It is management’s opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material, adverse effect on our results of operations or financial position.

The Civil Division of the Department of Justice (“DOJ”) has contacted us in connection with its nationwide review of whether, in certain cases, hospital charges to the federal government relating to implantable cardio-defibrillators (“ICDs”) met the Centers for Medicare & Medicaid Services’ criteria. In connection with this nationwide review, the DOJ has indicated it will be reviewing certain ICD billing and medical records at 95 HCA hospitals; the review covers the period from October 2003 to the present. The review could potentially give rise to claims against us under the federal FCA or other statutes, regulations or laws. At this time, we cannot predict what effect, if any, this review or any resulting claims could have on us.

NOTE 12 —	CAPITAL STOCK

The amended and restated certificate of incorporation authorizes the Company to issue up to 1,800,000,000 shares of common stock, and our amended and restated bylaws set the number of directors constituting the board of directors of the Company at not less than one nor more than 15.

Distributions

During 2010, our Board of Directors declared three distributions to its stockholders and holders of stock options. The distributions totaled $9.43 per share and vested stock option, or $4.332 billion in the aggregate. The distributions were funded using funds available under our senior secured credit facilities, proceeds from the 2021 Notes offering and cash on hand. Pursuant to the terms of our stock option plans, the holders of nonvested stock options received $9.43 per share reductions (subject to certain tax related limitations for certain stock options that resulted in deferred distributions for a portion of the declared distribution, which will be paid upon the vesting of the applicable stock options) to the exercise price of their share-based awards.

Registration Statement Filings

On May 5, 2010, HCA Inc.’s Board of Directors granted approval for HCA Inc. to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 relating to a proposed initial public offering of its common stock. The Form S-1 was filed on May 7, 2010.

In connection with the Corporate Reorganization, on December 15, 2010, HCA Holdings, Inc.’s Board of Directors granted approval for the Company to file with the SEC a registration statement on Form S-1 relating to a proposed initial public offering of its common stock. The Form S-1 was filed on December 22, 2010, and HCA Inc. filed a request to withdraw its registration statement on Form S-1 at the same time.

Stockholder Agreements and Equity Securities with Contingent Redemption Rights

The stockholder agreements, among other things, contain agreements among the parties with respect to restrictions on the transfer of shares, including tag along rights and drag along rights, registration rights (including customary indemnification provisions) and other rights. Pursuant to the management stockholder agreements, the applicable employees can elect to have the Company redeem their common stock and vested stock options in the events of death or permanent disability, prior to the consummation of the initial public offering of common stock by the Company. At December 31, 2010, there were 9,984,900 common shares and 23,834,800 vested stock options that were subject to these contingent redemption terms.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	EMPLOYEE BENEFIT PLANS

We maintain contributory, defined contribution benefit plans that are available to employees who meet certain minimum requirements. Certain of the plans require that we match specified percentages of participant contributions up to certain maximum levels (generally, 100% of the first 3% to 9%, depending upon years of vesting service, of compensation deferred by participants for periods subsequent to March 31, 2008, and 50% of the first 3% of compensation deferred by participants for periods prior to April 1, 2008). The cost of these plans totaled $307 million for 2010, $283 million for 2009 and $233 million for 2008. Our contributions are funded periodically during each year.

We maintained a noncontributory, defined contribution retirement plan which covered substantially all employees. Benefits were determined as a percentage of a participant’s salary and vest over specified periods of employee service. Benefits expense was $46 million for 2008. There was no expense for 2010 and 2009 as the noncontributory plan and the related participant account balances were merged into the contributory HCA 401(k) Plan effective April 1, 2008.

We maintain the noncontributory, nonqualified Restoration Plan to provide certain retirement benefits for eligible employees. Eligibility for the Restoration Plan is based upon earning eligible compensation in excess of the Social Security Wage Base and attaining 1,000 or more hours of service during the plan year. Company credits to participants’ account balances (the Restoration Plan is not funded) depend upon participants’ compensation, years of vesting service and certain IRS limitations related to the HCA 401(k) plan. Benefits expense under this plan was $19 million for 2010, $26 million for 2009 and $2 million for 2008. Accrued benefits liabilities under this plan totaled $84 million at December 31, 2010 and $73 million at December 31, 2009.

We maintain a Supplemental Executive Retirement Plan (“SERP”) for certain executives. The plan is designed to ensure that upon retirement the participant receives the value of a prescribed life annuity from the combination of the SERP and our other benefit plans. Benefits expense under the plan was $27 million for 2010, $24 million for 2009 and $20 million for 2008. Accrued benefits liabilities under this plan totaled $197 million at December 31, 2010 and $152 million at December 31, 2009.

We maintain defined benefit pension plans which resulted from certain hospital acquisitions in prior years. Benefits expense under these plans was $30 million for 2010, $39 million for 2009, and $24 million for 2008. Accrued benefits liabilities under these plans totaled $131 million at December 31, 2010 and $115 million at December 31, 2009.

NOTE 14 —	SEGMENT AND GEOGRAPHIC INFORMATION
     We operate in one line of business, which is operating hospitals and related health care entities. During the years ended December 31, 2010, 2009 and 2008, approximately 23.5%, 22.8% and 23.1%, respectively, of our revenues related to patients participating in the fee-for-service Medicare program.
     Our operations are structured into three geographically organized groups: the National, Southwest and Central Groups. During February 2011, we reorganized our operational groups and have restated the amounts to reflect this reorganization. The National Group includes 64 consolidating hospitals located in Florida, South Carolina, southern Georgia, Alaska, California, Nevada, Utah and Idaho, the Southwest Group includes 39 consolidating hospitals located in Texas, Oklahoma and the Wichita, Kansas market, and the Central Group includes 47 consolidating hospitals located in Louisiana, Indiana, Kentucky, Tennessee, Virginia, New Hampshire, northern Georgia and the Kansas City market. We also operate six consolidating hospitals in England, and these facilities are included in the Corporate and other group.
     Adjusted segment EBITDA is defined as income before depreciation and amortization, interest expense, losses (gains) on sales of facilities, impairments of long-lived assets, income taxes and net income attributable to noncontrolling interests. We use adjusted segment EBITDA as an analytical indicator for purposes of allocating resources to geographic areas and assessing performance. Adjusted segment EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 14 —	SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

capacity and debt service ability. Adjusted segment EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from adjusted segment EBITDA are significant components in understanding and assessing financial performance. Because adjusted segment EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, adjusted segment EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 14 —	SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

The geographic distributions of our revenues, equity in earnings of affiliates, adjusted segment EBITDA, depreciation and amortization, assets and goodwill are summarized in the following table (dollars in millions):

	For the Years Ended December 31,
	2010	2009	2008
Revenues:
National Group	$12,973	$12,752	$12,206
Southwest Group	9,500	9,201	8,441
Central Group	7,222	7,225	6,740
Corporate and other	988	874	987

	$30,683	$30,052	$28,374

Equity in earnings of affiliates:
National Group	$(4)	$(4)	$(2)
Southwest Group	(277)	(240)	(220)
Central Group	(1)	(2)	(2)
Corporate and other	—	—	1

	$(282)	$(246)	$(223)

Adjusted segment EBITDA:
National Group	$2,431	$2,250	$1,888
Southwest Group	2,254	2,089	1,668
Central Group	1,272	1,325	1,061
Corporate and other	(89)	(192)	(43)

	$5,868	$5,472	$4,574

Depreciation and amortization:
National Group	$508	$516	$504
Southwest Group	427	426	405
Central Group	352	352	359
Corporate and other	134	131	148

	$1,421	$1,425	$1,416

Adjusted segment EBITDA	$5,868	$5,472	$4,574
Depreciation and amortization	1,421	1,425	1,416
Interest expense	2,097	1,987	2,021
Losses (gains) on sales of facilities	(4)	15	(97)
Impairments of long-lived assets	123	43	64

Income before income taxes	$2,231	$2,002	$1,170

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 14 —	SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

	As of December 31,
	2010	2009
Assets:
National Group	$7,345	$7,352
Southwest Group	6,747	6,510
Central Group	5,271	5,173
Corporate and other	4,489	5,096

	$23,852	$24,131

	National	Southwest	Central	Corporate
	Group	Group	Group	and Other	Total
Goodwill:
Balance at December 31, 2009	$765	$573	$1,018	$221	$2,577
Acquisitions	23	56	—	46	125
Impairments	—	—	—	(14)	(14)
Foreign currency translation and other	(1)	7	1	(2)	5

Balance at December 31, 2010	$787	$636	$1,019	$251	$2,693

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 15 —	OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss are as follows (dollars in millions):

				Change
	Unrealized	Foreign		in Fair
	Gains (Losses) on	Currency	Defined	Value of
	Available-for-Sale	Translation	Benefit	Derivative
	Securities	Adjustments	Plans	Instruments	Total

Balances at December 31, 2007	$14	$34	$(44)	$(176)	$(172)
Unrealized losses on available-for-sale securities, net of $25 income tax benefit	(44)	—	—	—	(44)
Foreign currency translation adjustments, net of $33 income tax benefit	—	(62)	—	—	(62)
Defined benefit plans, net of $40 income tax benefit	—	—	(68)	—	(68)
Change in fair value of derivative instruments, net of $194 income tax benefit	—	—	—	(334)	(334)
Expense reclassified into operations from other comprehensive income, net of $4 and $42, respectively, income tax benefits	—	—	6	70	76

Balances at December 31, 2008	(30)	(28)	(106)	(440)	(604)
Unrealized gains on available-for-sale securities, net of $25 of income taxes	44	—	—	—	44
Foreign currency translation adjustments, net of $14 of income taxes	—	25	—	—	25
Defined benefit plans, net of $8 income tax benefit	—	—	(10)	—	(10)
Change in fair value of derivative instruments, net of $76 income tax benefit	—	—	—	(133)	(133)
Expense reclassified into operations from other comprehensive income, net of $6 and $127, respectively, income tax benefits	—	—	10	218	228

Balances at December 31, 2009	14	(3)	(106)	(355)	(450)
Unrealized gains on available-for-sale securities, net of $1 of income taxes	1	—	—	—	1
Foreign currency translation adjustments, net of $9 of income tax benefit	—	(16)	—	—	(16)
Defined benefit plans, net of $28 income tax benefit	—	—	(48)	—	(48)
Change in fair value of derivative instruments, net of $94 income tax benefit	—	—	—	(161)	(161)
(Income) expense reclassified into operations from other comprehensive income, net of $(4), $7 and $140, respectively, income (taxes) benefits	(9)	—	11	244	246

Balances at December 31, 2010	$6	$(19)	$(143)	$(272)	$(428)

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 16 —	ACCRUED EXPENSES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

A summary of other accrued expenses at December 31 follows (dollars in millions):

	2010	2009

Professional liability risks	$268	$265
Interest	309	283
Taxes other than income	197	190
Other	471	420

	$1,245	$1,158

A summary of activity for the allowance of doubtful accounts follows (dollars in millions):

		Provision	Accounts
	Balance at	for	Written off,	Balance
	Beginning	Doubtful	Net of	at End
	of Year	Accounts	Recoveries	of Year

Allowance for doubtful accounts:
Year ended December 31, 2008	$3,711	$3,409	$(2,379)	$4,741
Year ended December 31, 2009	4,741	3,276	(3,157)	4,860
Year ended December 31, 2010	4,860	2,648	(3,569)	3,939

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure. HCA Holdings, Inc. became the new parent company, and HCA Inc. is now HCA Holdings, Inc.’s wholly-owned direct subsidiary. On November 23, 2010, HCA Holdings, Inc. issued the 2021 Notes. These notes are senior unsecured obligations and are not guaranteed by any of our subsidiaries.

The senior secured credit facilities and senior secured notes described in Note 10 are fully and unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned material domestic subsidiaries that are “Unrestricted Subsidiaries” under our Indenture dated December 16, 1993 (except for certain special purpose subsidiaries that only guarantee and pledge their assets under our ABL credit facility).

Our condensed consolidating balance sheets at December 31, 2010 and 2009 and condensed consolidating statements of income and cash flows for each of the three years in the period ended December 31, 2010, segregating HCA Holdings, Inc. issuer, HCA Inc. issuer, the subsidiary guarantors, the subsidiary non-guarantors and eliminations, follow.

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING INCOME STATEMENT
For The Year Ended December 31, 2010
(Dollars in millions)

	HCA			Subsidiary
	Holdings, Inc.	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$17,647	$13,036	$—	$30,683

Salaries and benefits	—	—	7,315	5,169	—	12,484
Supplies	—	—	2,825	2,136	—	4,961
Other operating expenses	—	5	2,634	2,365	—	5,004
Provision for doubtful accounts	—	—	1,632	1,016	—	2,648
Equity in earnings of affiliates	(1,215)	—	(107)	(175)	1,215	(282)
Depreciation and amortization	—	—	782	639	—	1,421
Interest expense	12	2,700	(761)	146	—	2,097
Gains on sales of facilities	—	—	—	(4)	—	(4)
Impairments of long-lived assets	—	—	58	65	—	123
Management fees	—	—	(454)	454	—	—

	(1,203)	2,705	13,924	11,811	1,215	28,452

Income (loss) before income taxes	1,203	(2,705)	3,723	1,225	(1,215)	2,231
Provision for income taxes	(4)	(955)	1,299	318	—	658

Net income	1,207	(1,750)	2,424	907	(1,215)	1,573
Net income attributable to noncontrolling interests	—	—	44	322	—	366

Net income attributable to HCA Holdings, Inc.	$1,207	$(1,750)	$2,380	$585	$(1,215)	$1,207

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING INCOME STATEMENT
For The Year Ended December 31, 2009
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$17,584	$12,468	$—	$30,052

Salaries and benefits	—	7,149	4,809	—	11,958
Supplies	—	2,846	2,022	—	4,868
Other operating expenses	14	2,497	2,213	—	4,724
Provision for doubtful accounts	—	2,043	1,233	—	3,276
Equity in earnings of affiliates	(2,540)	(95)	(151)	2,540	(246)
Depreciation and amortization	—	787	638	—	1,425
Interest expense	2,356	(500)	131	—	1,987
Losses (gains) on sales of facilities	—	17	(2)	—	15
Impairments of long-lived assets	—	34	9	—	43
Management fees	—	(443)	443	—	—

	(170)	14,335	11,345	2,540	28,050

Income before income taxes	170	3,249	1,123	(2,540)	2,002
Provision for income taxes	(884)	1,189	322	—	627

Net income	1,054	2,060	801	(2,540)	1,375
Net income attributable to noncontrolling interests	—	61	260	—	321

Net income attributable to HCA Holdings, Inc.	$1,054	$1,999	$541	$(2,540)	$1,054

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING INCOME STATEMENT
For The Year Ended December 31, 2008
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$16,507	$11,867	$—	$28,374

Salaries and benefits	—	6,846	4,594	—	11,440
Supplies	—	2,671	1,949	—	4,620
Other operating expenses	(6)	2,445	2,115	—	4,554
Provision for doubtful accounts	—	2,073	1,336	—	3,409
Equity in earnings of affiliates	(2,100)	(82)	(141)	2,100	(223)
Depreciation and amortization	—	776	640	—	1,416
Interest expense	2,190	(328)	159	—	2,021
Gains on sales of facilities	—	(5)	(92)	—	(97)
Impairments of long-lived assets	—	—	64	—	64
Management fees	—	(426)	426	—	—

	84	13,970	11,050	2,100	27,204

Income (loss) before income taxes	(84)	2,537	817	(2,100)	1,170
Provision for income taxes	(757)	803	222	—	268

Net income	673	1,734	595	(2,100)	902
Net income attributable to noncontrolling interests	—	53	176	—	229

Net income attributable to HCA Holdings, Inc.	$673	$1,681	$419	$(2,100)	$673

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2010
(Dollars in millions)

	HCA			Subsidiary
	Holdings, Inc.	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$6	$—	$156	$249	$—	$411
Accounts receivable, net	—	—	2,214	1,618	—	3,832
Inventories	—	—	547	350	—	897
Deferred income taxes	931	—	—	—	—	931
Other	202	—	223	423	—	848

	1,139	—	3,140	2,640	—	6,919

Property and equipment, net	—	—	6,817	4,535	—	11,352
Investments of insurance subsidiary	—	—	—	642	—	642
Investments in and advances to affiliates	—	—	248	621	—	869
Goodwill	—	—	1,635	1,058	—	2,693
Deferred loan costs	23	351	—	—	—	374
Investments in and advances to subsidiaries	14,282	—	—	—	(14,282)	—
Other	776	39	21	167	—	1,003

	$16,220	$390	$11,861	$9,663	$(14,282)	$23,852

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$—	$919	$618	$—	$1,537
Accrued salaries	—	—	556	339	—	895
Other accrued expenses	12	296	328	609	—	1,245
Long-term debt due within one year	—	554	12	26	—	592

	12	850	1,815	1,592	—	4,269

Long-term debt	1,525	25,758	95	255	—	27,633
Intercompany balances	25,985	(16,130)	(12,833)	2,978	—	—
Professional liability risks	—	—	—	995	—	995
Income taxes and other liabilities	483	425	505	195	—	1,608

	28,005	10,903	(10,418)	6,015	—	34,505

Equity securities with contingent redemption rights	141	—	—	—	—	141

Stockholders’ (deficit) equity attributable to HCA Holdings, Inc.	(11,926)	(10,513)	22,167	2,628	(14,282)	(11,926)
Noncontrolling interests	—	—	112	1,020	—	1,132

	(11,926)	(10,513)	22,279	3,648	(14,282)	(10,794)

	$16,220	$390	$11,861	$9,663	$(14,282)	$23,852

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2009
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$95	$217	$—	$312
Accounts receivable, net	—	2,135	1,557	—	3,692
Inventories	—	489	313	—	802
Deferred income taxes	1,192	—	—	—	1,192
Other	81	148	350	—	579

	1,273	2,867	2,437	—	6,577

Property and equipment, net	—	7,034	4,393	—	11,427
Investments of insurance subsidiary	—	—	1,166	—	1,166
Investments in and advances to affiliates	—	244	609	—	853
Goodwill	—	1,641	936	—	2,577
Deferred loan costs	418	—	—	—	418
Investments in and advances to subsidiaries	21,830	—	—	(21,830)	—
Other	963	19	131	—	1,113

	$24,484	$11,805	$9,672	$(21,830)	$24,131

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$908	$552	$—	$1,460
Accrued salaries	—	542	307	—	849
Other accrued expenses	282	293	583	—	1,158
Long-term debt due within one year	802	9	35	—	846

	1,084	1,752	1,477	—	4,313

Long-term debt	24,427	103	294	—	24,824
Intercompany balances	6,636	(10,387)	3,751	—	—
Professional liability risks	—	—	1,057	—	1,057
Income taxes and other liabilities	1,176	421	171	—	1,768

	33,323	(8,111)	6,750	—	31,962

Equity securities with contingent redemption rights	147	—	—	—	147

Stockholders’ (deficit) equity attributable to HCA Holdings, Inc.	(8,986)	19,787	2,043	(21,830)	(8,986)
Noncontrolling interests	—	129	879	—	1,008

	(8,986)	19,916	2,922	(21,830)	(7,978)

	$24,484	$11,805	$9,672	$(21,830)	$24,131

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For The Year Ended December 31, 2010
(Dollars in millions)

	HCA			Subsidiary
	Holdings, Inc.	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$1,207	$(1,750)	$2,424	$907	$(1,215)	$1,573
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in operating assets and liabilities	12	13	(1,759)	(1,113)	—	(2,847)
Provision for doubtful accounts	—	—	1,632	1,016	—	2,648
Depreciation and amortization	—	—	782	639	—	1,421
Income taxes	27	—	—	—	—	27
Gains on sales of facilities	—	—	—	(4)	—	(4)
Impairments of long-lived assets	—	—	58	65	—	123
Amortization of deferred loan costs	—	81	—	—	—	81
Share-based compensation	32	—	—	—	—	32
Equity in earnings of affiliates	(1,215)	—	—	—	1,215	—
Other	—	31	—	—	—	31

Net cash provided by (used in) operating activities	63	(1,625)	3,137	1,510	—	3,085

Cash flows from investing activities:
Purchase of property and equipment	—	—	(602)	(723)	—	(1,325)
Acquisition of hospitals and health care entities	—	—	(21)	(212)	—	(233)
Disposal of hospitals and health care entities	—	—	29	8	—	37
Change in investments	—	—	1	471	—	472
Other	—	—	(3)	13	—	10

Net cash used in investing activities	—	—	(596)	(443)	—	(1,039)

Cash flows from financing activities:
Issuances of long-term debt	1,525	1,387	—	—	—	2,912
Net change in revolving bank credit facilities	—	1,889	—	—	—	1,889
Repayment of long-term debt	—	(2,164)	(32)	(72)	—	(2,268)
Distributions to noncontrolling interests	—	—	(61)	(281)	—	(342)
Contributions from noncontrolling interests	—	—	—	57	—	57
Payment of debt issuance costs	(23)	(27)	—	—	—	(50)
Distributions to stockholders	(4,257)	—	—	—	—	(4,257)
Income tax benefits	114	—	—	—	—	114
Changes in intercompany balances with affiliates, net	2,590	556	(2,387)	(759)	—	—
Other	(6)	(16)	—	20	—	(2)

Net cash provided by (used in) financing activities	(57)	1,625	(2,480)	(1,035)	—	(1,947)

Change in cash and cash equivalents	6	—	61	32	—	99
Cash and cash equivalents at beginning of period	—	—	95	217	—	312

Cash and cash equivalents at end of period	$6	$—	$156	$249	$—	$411

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For The Year Ended December 31, 2009
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$1,054	$2,060	$801	$(2,540)	$1,375
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in operating assets and liabilities	90	(1,882)	(1,299)	—	(3,091)
Provision for doubtful accounts	—	2,043	1,233	—	3,276
Depreciation and amortization	—	787	638	—	1,425
Income taxes	(520)	—	—	—	(520)
Losses (gains) on sales of facilities	—	17	(2)	—	15
Impairments of long-lived assets	—	34	9	—	43
Amortization of deferred loan costs	80	—	—	—	80
Share-based compensation	40	—	—	—	40
Pay-in-kind interest	58	—	—	—	58
Equity in earnings of affiliates	(2,540)	—	—	2,540	—
Other	50	(2)	(2)	—	46

Net cash provided by (used in) operating activities	(1,688)	3,057	1,378	—	2,747

Cash flows from investing activities:
Purchase of property and equipment	—	(720)	(597)	—	(1,317)
Acquisition of hospitals and health care entities	—	(38)	(23)	—	(61)
Disposal of hospitals and health care entities	—	21	20	—	41
Change in investments	—	(7)	310	—	303
Other	—	—	(1)	—	(1)

Net cash used in investing activities	—	(744)	(291)	—	(1,035)

Cash flows from financing activities:
Issuances of long-term debt	2,979	—	—	—	2,979
Net change in revolving bank credit facilities	(1,335)	—	—	—	(1,335)
Repayment of long-term debt	(2,972)	(7)	(124)	—	(3,103)
Distributions to noncontrolling interests	—	(70)	(260)	—	(330)
Payment of debt issuance costs	(70)	—	—	—	(70)
Changes in intercompany balances with affiliates, net	3,107	(2,275)	(832)	—	—
Other	(21)	—	15	—	(6)

Net cash provided by (used in) financing activities	1,688	(2,352)	(1,201)	—	(1,865)

Change in cash and cash equivalents	—	(39)	(114)	—	(153)
Cash and cash equivalents at beginning of period	—	134	331	—	465

Cash and cash equivalents at end of period	$—	$95	$217	$—	$312

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

HCA HOLDINGS, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For The Year Ended December 31, 2008
(Dollars in millions)

			Subsidiary
	HCA Inc.	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$673	$1,734	$595	$(2,100)	$902
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in operating assets and liabilities	(11)	(2,085)	(1,271)	—	(3,367)
Provision for doubtful accounts	—	2,073	1,336	—	3,409
Depreciation and amortization	—	776	640	—	1,416
Income taxes	(448)	—	—	—	(448)
Gains on sales of facilities	—	(5)	(92)	—	(97)
Impairments of long-lived assets	—	—	64	—	64
Amortization of deferred loan costs	79	—	—	—	79
Share-based compensation	32	—	—	—	32
Equity in earnings of affiliates	(2,100)	—	—	2,100	—
Other	—	(19)	19	—	—

Net cash provided by (used in) operating activities	(1,775)	2,474	1,291	—	1,990

Cash flows from investing activities:
Purchase of property and equipment	—	(927)	(673)	—	(1,600)
Acquisition of hospitals and health care entities	—	(34)	(51)	—	(85)
Disposal of hospitals and health care entities	—	27	166	—	193
Change in investments	—	(26)	47	—	21
Other	—	(4)	8	—	4

Net cash used in investing activities	—	(964)	(503)	—	(1,467)

Cash flows from financing activities:
Net change in revolving bank credit facilities	700	—	—	—	700
Repayment of long-term debt	(851)	(4)	(105)	—	(960)
Distributions to noncontrolling interests	—	(32)	(146)	—	(178)
Changes in intercompany balances with affiliates, net	1,935	(1,505)	(430)	—	—
Other	(9)	—	(4)	—	(13)

Net cash provided by (used in) financing activities	1,775	(1,541)	(685)	—	(451)

Change in cash and cash equivalents	—	(31)	103	—	72
Cash and cash equivalents at beginning of period	—	165	228	—	393

Cash and cash equivalents at end of period	$—	$134	$331	$—	$465

HCA HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION AND OTHER COLLATERAL-RELATED INFORMATION (Continued)

Healthtrust, Inc. — The Hospital Company (“Healthtrust”) is the first-tier subsidiary of HCA Inc. The common stock of Healthtrust has been pledged as collateral for the senior secured credit facilities and senior secured notes described in Note 9. Rule 3-16 of Regulation S-X under the Securities Act requires the filing of separate financial statements for any affiliate of the registrant whose securities constitute a substantial portion of the collateral for any class of securities registered or being registered. We believe the separate financial statements requirement applies to Healthtrust due to the pledge of its common stock as collateral for the senior secured notes. Due to the corporate structure relationship of HCA and Healthtrust, HCA’s operating subsidiaries are also the operating subsidiaries of Healthtrust. The corporate structure relationship, combined with the application of push-down accounting in Healthtrust’s consolidated financial statements related to HCA’s debt and financial instruments, results in the consolidated financial statements of Healthtrust being substantially identical to the consolidated financial statements of HCA. The consolidated financial statements of HCA and Healthtrust present the identical amounts for revenues, expenses, net income, assets, liabilities, total stockholders’ deficit, net cash provided by operating activities, net cash used in investing activities and net cash used in financing activities. Certain individual line items in the HCA consolidated statements of stockholders’ deficit and cash flows are combined into one line item in the Healthtrust consolidated statements of stockholder’s deficit and cash flows.

Reconciliations of the HCA Holdings, Inc. Consolidated Statements of Stockholders’ Deficit and Consolidated Statements of Cash Flows presentations to the Healthtrust, Inc. — The Hospital Company Consolidated Statements of Stockholder’s Deficit and Consolidated Statements of Cash Flows presentations for the years ended December 31, 2010, 2009 and 2008 are as follows (dollars in millions):

	2010	2009	2008

Presentation in HCA Holdings, Inc. Consolidated Statements of Stockholders’ Deficit:
Share-based benefit plans	$43	$47	$40
Other	120	14	2

Presentation in Healthtrust, Inc. — The Hospital Company Consolidated Statements of Stockholder’s Deficit:
Distributions from HCA Holdings, Inc., net of contributions to HCA Holdings, Inc.	$163	$61	$42

Presentation in HCA Holdings, Inc. Consolidated Statements of Cash Flows (cash flows from financing activities):
Other	$—	$—	$(9)

Presentation in Healthtrust Inc. — The Hospital Company Consolidated Statements of Cash Flows (cash flows from financing activities):
Net cash distributions to HCA Holdings, Inc.	$—	$—	$(9)

Due to the consolidated financial statements of Healthtrust being substantially identical to the consolidated financial statements of HCA, except for the items presented in the tables above, the separate consolidated financial statements of Healthtrust are not presented.

NOTE 18 —	SUBSEQUENT EVENT

February 16, 2011 Increase in Authorized Shares and Stock Split

On February 16, 2011, our Board of Directors approved an increase in the number of authorized shares to 1,800,000,000 shares of common stock and a 4.505-to-one split of the Company’s issued and outstanding common stock. The increase in the authorized shares and the stock split became effective on March 9, 2011. All common share and per common share amounts in these consolidated financial statements and notes to consolidated financial statements have been restated to reflect the 4.505-to-one split.

HCA HOLDINGS, INC.
QUARTERLY CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)
(Dollars in millions)

	2010
	First		Second		Third		Fourth

Revenues	$7,544		$7,756		$7,647		$7,736
Net income	$476	(a)	$378	(b)	$325	(c)	$394	(d)
Net income attributable to HCA Holdings, Inc.	$388	(a)	$293	(b)	$243	(c)	$283	(d)
Basic earnings per share	$0.91		$0.69		$0.57		$0.66
Diluted earnings per share	$0.89		$0.67		$0.55		$0.65

	2009
	First		Second		Third		Fourth

Revenues	$7,431		$7,483		$7,533		$7,605
Net income	$432	(e)	$365	(f)	$274	(g)	$304	(h)
Net income attributable to HCA Holdings, Inc.	$360	(e)	$282	(f)	$196	(g)	$216	(h)
Basic earnings per share	$0.84		$0.67		$0.46		$0.51
Diluted earnings per share	$0.83		$0.66		$0.45		$0.50

(a)	First quarter results include $12 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(b)	Second quarter results include $57 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(c)	Third quarter results include $1 million of losses on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $6 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(d)	Fourth quarter results include $3 million of gains on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $2 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(e)	First quarter results include $3 million of losses on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $6 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(f)	Second quarter results include $2 million of losses on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $2 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(g)	Third quarter results include $2 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).

(h)	Fourth quarter results include $4 million of losses on sales of facilities (See NOTE 3 of the notes to consolidated financial statements) and $24 million of costs related to the impairments of long-lived assets (See NOTE 4 of the notes to consolidated financial statements).